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                             CONSENT OF BEING NAMED
                          IN THE REGISTRATION STATEMENT

     The undersigned consents to the use of his name, and all references to him, in the Registration Statement of Hertz Technology Group, Inc.

Dated: October 7, 1996
                                       /s/ Bruce Borner
                                       Bruce Borner